Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:  Circle Bancorp, a California corporation
Number of Shares: 60,000
Class of Stock:  Common
Initial Exercise Price per Share: $1.58
Issue Date:  November 5, 2009
Expiration Date:  November 5, 2019

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, Kit M. Cole (“Holder”) is entitled to purchase the number of fully paid and non-assessable shares of the Class of Stock (the “Shares”) of the Corporation at the Initial Exercise Price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Corporation. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Corporation a check for the aggregate Warrant Price for the Shares being purchased.

1.2 CONVERSION RIGHT. Holder may from time to time, with the Corporation’s approval in its sole discretion, convert this Warrant, in whole or in part, in lieu of exercising this Warrant as specified in Section 1.1, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant Section 1.3.

1.3 FAIR MARKET VALUE. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Corporation’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers her Notice of Exercise to the Corporation. If the Shares are not traded in a public market, the Board of Directors of the Corporation shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Corporation and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Corporation. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Corporation shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Corporation or, in the case of mutilation, or surrender and cancellation of this Warrant, the Corporation at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 ASSUMPTION ON SALE, MERGER, OR CONSOLIDATION OF THE CORPORATION.

    1.6.1. “ACQUISITION.” For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Corporation, or any reorganization, consolidation, or merger of the Corporation where the holders of the Corporation’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

    1.6.2. ASSUMPTION OF WARRANT. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

            2.1 STOCK DIVIDENDS, SPLITS, ETC. If the Corporation declares or pays a dividend on its common stock payable in common stock or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change in the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Corporation pursuant to the terms of the Corporation’s Articles of Incorporation upon the closing of a registered public offering of the Corporation’s common stock. The Corporation or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding common stock of the Corporation is combined or consolidated, by reclassification or otherwise, into a lesser number of shares of common stock, the Warrant Price shall be proportionately increased and the Number of Shares proportionately decreased.

2.4 NO IMPAIRMENT. The Corporation shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Corporation, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Corporation takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5 FRACTIONAL SHARES. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Corporation shall eliminate such fractional share interest by paying Holder amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Corporation at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Corporation shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS.

3.1 REPRESENTATIONS AMD WARRANTIES. The Corporation hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 NOTICE OF CERTAIN EVENTS. If the Corporation proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Corporation’s securities for cash, then, in connection with each such event, the Corporation shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 INFORMATION RIGHTS. So long as the Holder holds this Warrant and/or any of the Shares, the Corporation shall deliver to the Holder promptly after mailing, copies of all notices, financial statements or other written communications to the shareholders of the Corporation.

3.4 INVESTMENT REPRESENTATIONS, WARRANTIES, AND AGREEMENTS.

        3.4.1 Holder agrees that nothing contained herein shall be construed to entitle any holder of this Warrant or the Shares to any registration rights under federal or state securities laws.

        3.4.2 Holder represents and warrants that by reason of Holder’s pre-existing personal or business relationship with the Corporation or its officers, directors or controlling persons, or Holder’s business or financial experience, Holder has the capacity to protect Holder’s own interests in connection with Holder’s purchase of this Warrant.

        3.4.3 Holder represents and warrants that Holder is purchasing this Warrant for Holder’s own account, or for one or more investor accounts for which Holder is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution of this Warrant or the Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), subject to any requirement of law that the disposition of Holder’s property or the property of an investor account or accounts be at all times within Holder’s or their control and subject to Holder’s or their ability to resell this Warrant or the Shares pursuant to any exemption from registration available under the Securities Act. Holder has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any portion of this Warrant or any of the Shares or any portion thereof to any other person or entity, and no person or entity other than Holder has a direct or indirect beneficial interest in this Warrant or the Shares.

        3.4.3 Holder represents and warrants that Holder’s overall commitment to this investment in this Warrant and the Shares is not disproportionate to Holder’s net worth, and Holder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment, and that Holder is able to bear the substantial risks of the investment in this Warrant and the Shares, and at the present time can afford a complete loss of such investment.

        3.4.4 Holder acknowledges that this Warrant and the Shares have not been registered under the Securities Act or any other applicable blue sky laws in reliance on Holder’s representations, warranties, and agreements herein.

        3.4.5 Holder represents and warrants that Holder is an “accredited investor,” as that term is defined in Rule 501 (a) of the Securities and Exchange Commission under the Securities Act.

ARTICLE 4. MISCELLANEOUS.

4.1 TERM; NOTICE OF EXPIRATION. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

4.2 LEGENDS. The Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Corporation, as reasonably requested by the Corporation). The Corporation shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Corporation is provided with a copy of Holder’s notice of proposed sale.

4.4 TRANSFER PROCEDURE. Subject to the provisions of Sections 4.2 and 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Corporation notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Corporation for reissuance to the transferee(s) (and Holder if applicable). Unless the Corporation is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Corporation shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Corporation.

4.5 NOTICES. All notices and other communications from the Corporation to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation or the Holder, as the case may be, in writing by the Corporation or the Holder from time to time.

4.6 AMENDMENT; WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 ATTORNEYS’ FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8  GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

[Signatures appear on following page]

WITNESS the seal of Circle Bancorp and the signatures of its duly authorized officers:

CIRCLE BANCORP

By:
[Seal]	Name:	ARTHUR R. CHATHAM
	Title:	CHAIRMAN, COMPENSATION COMMITTEE
DIRECTOR
By:
	Name:	KIT M COLE
	Title:	CEO/ Chairman Circle Bancorp